Exhibit 99.2

1st Quarter 2007 Earnings Conference Call

Bob Chilton:

Thank you, Jennifer. My name is Bob Chilton, and I am the Executive Vice President and Chief Financial Officer for HemaCare Corporation. With me today is Judi Irving, HemaCare’s President and Chief Executive Officer. We both would like to welcome everyone to HemaCare’s first quarter 2007 earnings conference call.

Before we begin our presentation, I would like to remind everyone that during this call there may be forward-looking statements on a number of topics that are based on the Company’s current expectations that are subject to various risks and uncertainties. Actual results and outcomes could differ materially. Our press releases and our first quarter report on
Form 10-Q, as well as our other SEC filings, identify factors that could affect future results. We encourage you to review these documents for additional information.

And now, I would like to introduce Judi Irving, who will begin with our opening remarks.

Judi Irving:	Thank you, Bob.

Welcome to today’s call. As always, we appreciate your interest in our company.

Today we announced our results for the first quarter of 2007. Although revenue increased over $1 million, we reported our first loss since 2003.

Revenue growth reflects the activities of our newly acquired subsidiary, HemaCare BioScience, while revenue of all other business

Page 1	5/16/2007

units was up only marginally. HemaBio’s revenue was somewhat below our expectations, but revenues are driven by the timing of our customers’ research activities that can vary greatly from quarter to quarter. We believe the fundamentals of this business are sound, and we are confident that the research products market is a high growth opportunity for the Company.

Revenue from blood services business increased 3% compared to the first quarter of 2006. The Mid-Atlantic region performed well with sizeable increases in procedure volumes during the quarter, which offset a decrease in our California market. In California we saw a drop in patients requiring therapeutic procedures and lower albumin sales.

Quarterly gross profit declined primarily in our blood products business. Competition in the California market restricted our ability to pass production cost increases on to our customers. We also saw price increases in the blood products we purchase from third parties.

Profits from our operations in Maine improved compared to the first quarter of 2006. The new management team is making headway in increasing collections and enhancing operational efficiency in this portion of our business.

Gross profit in the blood services segment decreased due to lower levels of albumin sales and a greater percentage of procedures performed in our Mid-Atlantic region, which has lower margins.

Although I am disappointed with our results, I am confident in the plan we have developed to return to profitability. Last year we invested substantial resources into various infrastructure projects to

Page 2	5/16/2007

accommodate growth and enhance operations, and this year we have begun the implementation of our new blood products information system. We believe these investments support the Company’s long-term profitability, growth strategy and commitment to quality.

Bob Chilton will now review the operating results in greater detail.

Bob Chilton:	Thank you, Judi.

HemaCare’s first quarter results produced a net loss of $347,000, or $.04 basic and fully diluted per share, compared with net income of $85,000 for the same quarter of 2006, or $.01 basic and fully diluted earnings per share. This drop in earnings is the result of a decline in gross profit from the Company’s blood products operations, primarily in California.

Revenue for the quarter increased 14%, to $9.4 million from $8.2 million in the first quarter of 2006. Blood products revenue increased $1.1 million, or 18%, compared to the same quarter of 2006 primarily due to the acquisition of HemaCare BioScience in the third quarter of 2006. Blood services revenue for the quarter rose 3% to $1.9 million from $1.8 million for the first quarter of 2006 due to an increase in procedure volumes in the Company’s Mid-Atlantic market.

Gross profit during the first quarter of 2007 declined 32% to $1.1 million from $1.6 million in the same quarter of 2006. The decline is attributable to a $502,000, or 43%, decrease in blood products gross profit compared to the same quarter of 2006, and is the result of increases in the cost of purchased blood products and other supplies, decreased operational efficiencies in the Company’s California

Page 3	5/16/2007

operations as a result of lower volumes, and increased staff, fuel and facility related expenses.

General and administrative expenses decreased $73,000, or 5%, to $1,474,000 primarily as a result of a $140,000 decrease in non-cash share-based compensation for non-employee members of the Board of Directors. Beginning with options issued in 2007, the Company’s compensation policy provides that annual option grants to non-employee Board members vest in equal quarterly amounts. This change allocates share-based compensation evenly throughout the year, rather than the full annual amount charged to the first quarter as was the case under the former policy. Offsetting the decrease in share-based compensation in the quarter were increases for interest expense, depreciation expense and insurance of $96,000.

Cash and cash equivalents were $497,000 as of March 31, 2007, compared to $1.1 million at end of 2006. Working capital decreased approximately $900,000 in the first quarter to $1.3 million, from $2.2 million as of the end of 2006. The Company reduced debt by $32,000 during the first quarter, primarily from the working line of credit with Comerica Bank which stood at $2 million outstanding as of the end of the quarter.

This concludes our opening remarks. We will now open the line for your questions. Jennifer, would you please provide the callers with the necessary instructions.

Operator:	To ask a question, press star then the number 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

Your first question comes from Maurice Levy.

Page 4	5/16/2007

Maurice Levy:	Hello?

Judi Irving:	Hello Maury.

Maurice Levy:	Hi. How are you guys doing?

Judi Irving:	Good, thank you.

Maurice Levy:

I see this disappointing quarter and I see that you still have not decided to do any investment banking or public relations or broker interest - to develop some interest. And I’m really disappointed that you haven’t done that.

And can you answer a question? Are you going to be doing that one of these days?

Judi Irving:	Well I think we all feel it’s very important to really focus on the business, make sure that we’re delivering the kind of results that our shareholders expect. And that’s our primary focus.

We’re obviously interested in people taking an interest in our company and in learning more about us and hopefully investing in our stock. But our primary focus is the business in terms of delivering the results that I think everybody wants to see. So...

Maurice Levy:

Mrs. Irving, you know, you’ve had so many beautiful quarters in a row and no one really knew about it - I mean the shareholders. But you never had the message out. This stock shouldn’t be trading at $2.50 and, you know, it should be much higher because you have a good business.

Page 5	5/16/2007

And now that you’re - you tell me now you have a bad quarter and you have - look, your working capital is down. You have only 450,000 whatever in cash. You’re going to have to do a private placement, I guess pretty soon if you keep losing money in California. Are you going to have to do that?

Judi Irving:	Well again, Maury, I think, we’re really jumping ahead of ourselves here. And, our primary focus is really - it’s on the business. It’s developing a really solid organization.

We appreciate your comments and, your thoughts on the matter in terms of making that kind of investment in public relations. And obviously it is important to get the message of the company out there.

And I think we’ve been doing a good job in terms of the financials and getting that word out there.

Maurice Levy:	Well you...

Judi Irving:	And certainly the stock has gone up over the last few years so...

Maurice Levy:	Yeah. But really it hasn’t done that much, Judi.

Judi Irving:	I think we’d all like to see it much higher than that.

Maurice Levy:	Yeah. It should be. I think that...

Judi Irving:	But your point’s taken and, I understand where you’re coming from.

Page 6	5/16/2007

Maurice Levy:	...think that the stock should be a lot higher. And I understand that you’re getting a lot of - California seems to be hurting you.

It’s probably Hal Lieberman and Tom Asher because they have another company called Hemo - H-E-M-O. They’re not public or anything but they’re - you know, they’re doing the same thing you’re doing and they have half of your employees. All your key people are working for them.

I mean are you...

Judi Irving:	Well, I think some of that’s very old news, Maury and...

Maurice Levy:	No, but it’s current news when I see California businesses coming down.

Judi Irving:	Well, I think you’re also talking about the products versus the services side of our business.

Maurice Levy:	Right. I understand.

Judi Irving:	And also, just to not leave that incorrect impressions out there, they don’t have our key employees. We haven’t lost any people recently and probably...

Maurice Levy:	Oh recently. Well, a few months ago. But no, I...

Judi Irving:	Well no, more like a year and a half to two years ago. So I mean...

Maurice Levy:	I’m not putting you down.

Page 7	5/16/2007

Judi Irving:	I understand. I understand your concerns.

Maurice Levy:

I’m just - you know, you have a valuable company. You have a beautiful little company and it should be - you know, after all those good - great quarters, consecutive quarters of profit, you know, and now suddenly this, what - how many options did you guys issue in the first quarter?

Judi Irving:	The number of options?

Bob Chilton:	We didn’t issue any options formally because we’re waiting for our California permit to be approved.

Maurice Levy:	Oh, to do it. What price will they be about?

Bob Chilton:	Two dollars and seventy cents.

Maurice Levy:

So it’s right in here. Yeah. So there’s no dilution that way. No, I just wish, you know, you guys would go to some of these investment banking meetings, healthcare companies, you know, and maybe, you know, the stock could be a much higher multiple than it is today.

That’s really all I wanted to say.

Judi Irving:	Okay.

Maurice Levy:	You guys are working hard, I know but you’re getting paid for it. And I just wish all the luck.
Judi Irving:	Thank you very much, Maury.

Page 8	5/16/2007

Maurice Levy:	I’m still holding a lot of your stock.

Judi Irving:	Appreciate that.

Bob Chilton:	We appreciate that.

Maurice Levy:	Okay.

Judi Irving:	Bye.

Maurice Levy:	Bye-bye.

Operator:	Your next question comes from Patrick Murphy.

Patrick Murphy:	Hi. I just wanted to ask what role you see acquisitions playing in the near or intermediate-term future for HemaCare.

Judi Irving:	Well as you know, that was one of the things that we identified and have identified as a key component of our strategy to increase our research business.

So we still see that that is something that we’re evaluating and could play an important role in our future strategy.

Patrick Murphy:	Thank you.

Operator:	Again to ask a question, press star then the number 1 on your telephone keypad. Your next question comes from Chris Beach.

Chris Beach:	Hi. I was wondering if you could just give us some key balance sheet and cash flow statement items -- if not, maybe you can just tell us

Page 9	5/16/2007

when the 10-Q might come out -- specifically receivables, inventory and then cash flow from operations, investing and financing?

Bob Chilton:	Chris, I expect the 10-Q will either be filed late this afternoon or tomorrow. So I think I’d rather defer to that point. Those questions will be answered when that document is filed.

Chris Beach:	Fair enough. Thank you.

Bob Chilton:	Thank you. You’re welcome.

Operator:	Again to ask a question, press star then the number 1 on your telephone keypad. At this time there are no questions.

Judi Irving:	We appreciate everyone’s attendance on our call today. Thank you.

Operator:	This concludes today’s conference call. You may now disconnect.

END

Page 10	5/16/2007